                                                                    EXHIBIT 99.7


                       HARVEST HOME FINANCIAL CORPORATION
                              3621 HARRISON AVENUE
                             CINCINNATI, OHIO 45211
                                 (513) 661-6612

                               -------------------


         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Harvest Home Financial Corporation will be held at _______, Eastern Standard Time, on ______________ at ________________ ____________________________,
Cincinnati, Ohio _______ for the following purposes:

         1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of September 30, 1999, by and among Harvest Home Financial Corporation and People's Building, Loan & Savings Company. The Merger Agreement provides for, among other things, the merger of Harvest Home Financial with and into Peoples Community Bancorp, Inc., the holding company to be formed by People's Savings in connection with the conversion of People's Savings from a mutual to a stock institution. The merger will be accomplished through the merger of Harvest Home Financial with and into Peoples Community Bancorp and the merger of Harvest Home Savings Bank with and into People's Savings.

         2. To transact such other business, if any, as may properly come before the special meeting.

         Harvest Home Financial's Board of Directors has fixed the close of business on _____________, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of common shares of Harvest Home Financial of record at the close of business on that date will be entitled to notice of and to vote at the special meeting.

         If the merger of Harvest Home Financial by Peoples Community Bancorp is approved and consummated, you will have the right to dissent on the transaction and to obtain payment of the fair cash value of your shares by complying with
Section 1701.85 of the Ohio General Corporation Law. A copy of Section 1701.85 of the Ohio General Corporation Law is attached as Annex A to the accompanying document.

         Your Board of Directors has determined the merger to be in the best interests of Harvest Home Financial and its stockholders and has unanimously approved the Merger Agreement and UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                                        By Order of the Board of Directors

                                        John E. Rathkamp
                                        President and Chief Executive Officer

Cincinnati, Ohio
________________, 2000